Exhibit 99.1
PIONEER DRILLING COMPANY WEDGE ACQUISITION
March 3, 2008, 4:15 PM ET

Operator:	Good afternoon ladies and gentlemen and welcome to the Pioneer Drilling WEDGE Acquisition conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be given at that time. As a reminder, today’s conference is being recorded; today is Monday, March the 3rd, 2008.

And now we’ll turn the conference over to Anne Pearson. Please go ahead.

Anne Pearson:	Good afternoon everyone. Thanks for joining us. Before I turn the call over to management, a reminder that in a few hours a replay of this call will be available. You can access via the web by going to Pioneer’s website where it will be archived in the IR section, or it’ll also be available by telephonic replay through March 11, and you’ll find the replay information in today’s news release.

Today’s conference call contains forward-looking statements that are based on management’s beliefs and assumptions. Forward-looking statements include but are not limited to statements related to the WEDGE Companies, specifically potential difficulty in integrating the services of the WEDGE Companies into Pioneer in an efficient and effective manner; challenges in achieving strategic objectives; risks that our markets do not evolve as anticipated; and the potential loss of services of key WEDGE employees. Other forward-looking statements may also pertain to the overall market for land drilling services, Pioneer’s expected growth, capital spending decisions by oil and gas companies, the availability of capital and qualified personnel, the Company’s expectations regarding its rigs and its ongoing expansion into Latin America.

While Pioneer believes these expectations are reasonable, they can give no assurance that they will prove to be correct, and they are discussed in detail on the Company’s filings with the SEC. Again, information recorded on this call speaks only as of today, March 3rd, 2008, so be advised that time sensitive information may no longer be accurate at the time of any replay.

And now I’ll turn the call over to Stacy Locke, Pioneer’s CEO. Stacy.

Stacy Locke:	Thank you, Anne, and good afternoon. With me on today’s call is Red West, President of our Land Drilling Services division; Joe Eustace, President of our Production Services division; and Joyce Schuldt, our Chief Financial Officer. We’re going to make this call fairly brief and give people an opportunity to ask some questions. I’m going to quickly review the financial guidance for the WEDGE acquisition, then review the capital expenditure schedule for the WEDGE Companies and briefly review the Competition Wireline acquisition that we made simultaneously with the WEDGE acquisition. And then I’m going to turn the call over to Joyce Schuldt for a brief recap of the acquisition itself.

These acquisitions became effective on Saturday; we closed at midnight on Friday night. The financial projections I’m going to provide you are for both WEDGE and Competition for a full year of financial data, which would include the two months that we don’t capture since it became effective last Saturday, but I’m going to give you a full year’s worth of data. Also, we’re going to burden the acquisition companies with 100% of the debt in these projections that I’m going to provide you.

With respect to revenues, we anticipate the revenue range to be between $165 to $185 million; general and administrative expenses to be $18 to $20 million. Those are high numbers, and they include the costs relating to digesting this acquisition, applying all the Sarbanes Oxley controls and everything else that’s associated with an acquisition of this materiality throughout the course of this year, and those costs should decline as we move out of this current year. The depreciation and amortization we estimate to range between $17 and $19 million; interest expense between $12 and $14 million; net income between $22 and $26 million; and fully diluted earnings per share between $0.46 and $0.50.

Part and parcel to those projections is what we’ve identified as our capital expenditures for the Pioneer Production Services division. As the press release stated, we’re anticipating spending approximately $30 million for the remainder of this year, which would include $2 million for routine capital expenditures, $33 million for discretionary capital expenditures and then that totals $35 and we prepaid in the purchase about $5 million of that already, so we have a remainder of $30 million. We will have 62 workover rigs operating by the end of this month; we’ve substantially paid for two more workover rigs and when we announced the acquisition a month ago, and those two rigs will be operating here in a few weeks.

And then we’re budgeting in addition another 13 rigs to be delivered over the course of this year and an additional four wireline trucks, probably cased-hole wireline trucks and at least another $2 million in fishing and rental expenditures. That would be less robust growth than what the WEDGE Companies experienced during calendar 2007, but as we know, there’s been a number of rigs added to the market, particularly on the workover side, and we still plan to grow from roughly 60 to 75 rigs or 25% on the workover side, but we don’t to oversupply the market for workover rigs. In addition, we’re looking at a little under 10% growth on the wireline side from 51 to 55 units, and fishing and rentals has a net book value of roughly $12.5 million will increase that by a couple of million to $14.5 million.

As I mentioned at the start of this call, we’re very excited to announce also the acquisition of Competition Wireline based out of Billings, Montana. It’s a company that had been identified by the WEDGE Group and they were working on it as we came to an agreement to do our transaction, and we continued on with it, and it’s a very, very nice company. Six cased-hole units drilling shallow gas wells, primarily in Montana, but also in northern Wyoming, and it’s just been a terrific profitable company with a very strong market share, and we’re paying about $29 million for that company including about $1.5 million of working capital.

They’ll add to the employee count about 30 employees, and they’re based out of Billings and operating in three divisions in Montana. But anyway, we’re very excited to include that acquisition in here. As a result of that acquisition, as we go forward, the wireline contribution—margin contribution will be roughly equal to what the workover will contribute for the remainder of this year.

As we discussed in the press release, and as I announced, Red West is our new President and Joe Eustace, we are going to operate these as two separate divisions. One is Pioneer Land Drilling Services and Red, who’s been with a long time, will assume the role of the presidency on that. That will not only include our U.S. land rigs but also Columbia where Red has been very involved from the beginning. Joe Eustace will continue doing essentially what he has been doing, running Pioneer Production Services division, and that will include Pioneer Well Services, Pioneer Wireline Services and Pioneer Fishing and Rentals. So we’re excited to set our Company up and have two great platforms to grow with, and we’re filled with joy of seeing growth opportunities in all of these divisions as we go forward, and we’ll see how that plays out through the course of the year.

I’d like to turn it over to Joyce to give a very brief recap of the financing and acquisition parameters. Joyce.

Joyce Schuldt:	Thanks, Stacy. Just a little more color on the SG&A. We did estimate several million dollars of integration costs, which combine with respect to some work on our systems as well as the stock based initiative and then adding these folks into the public company filings for all of the things that we had to do. Their run rate on—in the past—on SG&A is more in the $16 million range as a combined company, so we do expect that to even itself out, and we may have been a little heavy on that estimate, but we wanted to make sure that we covered all of our risk on that manner and not undercut it so that we had to come back and advise later that our SG&A was actually higher.

From a combined purchase price of the two companies, as we stated in the press release, we spent about $340 million and there are some components which you’ll see if you look at the 8-K. The equity value of the two companies is approximately $283 million. We did also fund a purchase of a prior acquisition that closed in December of 2007 for approximately $5 million. That was another wireline transaction that added two trucks and some related tools. And we also funded capital expenditures for the latter half of 2007 through closing and that totaled approximately $49 million. And then working capital over agreed upon thresholds was about $11.7 million, and that is really the difference between the $303 million that you all had seen before and the purchase price of $311 million for the WEDGE Companies.

And then related to Competition Wireline, we had about $1 million of a section 338 gross up, which essentially gives us the purchase of assets rather than stock, so that, we believe, was a good investment. We funded the acquisition through a combination of our cash on hand and the new $400 million revolving credit facility. We’re happy to report that the facility was overfunded, and that we had no problems with the syndication. Our initial borrowing of $311 million reflects our retainage of cash equal to about $28 million until we finalize our treasury management process here in the next month, as well as $16.4 million of auction rate securities whose liquidation has been hampered due to the credit crunch. And if you’ll note on our Form 10-K, we discuss that in more detail, which was filed last week.

In terms of interest rate, our interest rate is set based on a pricing grid that fluctuates depending upon our leverage ratio. We would currently fall into an attractive pricing ratio of about LIBOR to 175 basis points or LIBOR plus 200 basis points based on our current net debt to capitalization ratio, which is about 36.5%. However, based upon our agreement with the lenders and for the initial period of the loan, we are pricing at LIBOR plus 225 basis points, which is about 5.3% today. Stacy.

Stacy Locke:	Great. Thank you, Joyce. Well as I promised, we were going to make our prepared remarks brief, and we would like to open up for questions at this time.

Operator:	Ladies and gentlemen, if you wish to ask a question, please press star, one at this time. If you would like to withdraw your question, press star, two. If you are using speaker equipment, please make sure to lift your handset before making your selection. One moment, please, for our first question.

Our first question comes from the line of Mike Urban, Deutsche Bank. Please go ahead.

Mike Urban:	Hey, good afternoon.

Stacy Locke:	Good afternoon, Mike.

Joyce Schuldt:	Good afternoon.

Mike Urban:	So just to be clear, the guidance you gave also does include Competition as well?

Stacy Locke:	Yes.

Mike Urban:	It’s kind of an all-in number from the Production Services business?

Stacy Locke:	That’s correct.

Mike Urban:	Okay. Great.

Stacy Locke:	That’s for a 12-month period.

Mike Urban:	Okay.

Stacy Locke:	So you would need to pare it back for the, you know, two months less for the rest of this year.

Mike Urban:	Okay. And in terms of the guidance you did give us and it was great detail so thank you for that and I had asked this on the earnings call but now we have obviously a little more detail here, how does the guidance that you provided for us compare with, say the current run rate on either revenues or pricing and margins? In other words, just trying to get a sense if that’s kind of the current run rate and we expect that to continue or there’s some room in there for any kind of weakness that might develop or just general conservatism, just to be—calibrate that for us.

Stacy Locke:	Mike, I think the guidance would be quite a bit higher if we were making this call about April of last year. You know, we had a rougher second half to the ‘07 year. So far into ‘08, you know, January, February look extremely strong so far, so we think that this is just good conservative guidance.

Mike Urban:	Okay. So, not trying to pin you down too much, but it just sounds like you’ve hopefully baked some conservatism that—based on kind of a rough second half and, you know, doing a little better so far but we’ll just keep our fingers crossed but not counting on it?

Stacy Locke:	That’s exactly right.

Mike Urban:	Okay, great. And, Joyce, I had a quick question on the interest rate.

Joyce Schuldt:	Okay.

Mike Urban:	It sounded like you were where you are right now on the funded level, you’d be LIBOR plus 175 to 200, but it sounded like the interest you gave us was LIBOR plus 225. What was—

Joyce Schuldt:	Yes, we have an agreement just at the initial pricing to leave it out there. I mean, as you know, it’s been a tight market, and it was one of those things that we felt was worthwhile in doing, plus it is initially—you normally do go up in your pricing grid at the very outset of a loan. So until we are able to deliver our quarterly financials, we’ll continue in that manner.

Mike Urban:	So it’ll be at that rate for maybe a quarter or so? Is that your intent?

Joyce Schuldt:	Actually, it’s going to go through the end of the year.

Mike Urban:	Okay. So the 5.3 or the LIBOR plus 225 is through the end of the year and this is what we should model for the year?

Joyce Schuldt:	Yes.

Stacy Locke:	Right.

Mike Urban:	Okay. Great. That’s all for me, thank you.

Stacy Locke:	Thank you.

Operator:	Our next question comes from the line of Steve Ferazani, Sidoti and Company. Please go ahead.

Steve Ferazani:	Good afternoon. Can you give a sense of—compared to the assets you already have how different the margins will be for this business, and also the utilization of these assets?

Stacy Locke:	Well, I think the margin, you know, and the land drilling side has—it was doing great throughout ’06 and started to dip into ’07, so we’re projecting a blended margin for the three production services companies to be higher than what we would experience in our land division.

Steve Ferazani:	And then in terms of utilization, I mean how much is that up and down and, you know, weather conditions, seasons?

Stacy Locke:	Well actually the two utilization rates that we’re forecasting are fairly close to one another. And, you know, both are—well, in the case of the production services company, it’s lower than what they would have experiencing in the first half of last year, but it’s slightly higher than what they were experiencing in the last half. So it’s a little bit of a blend of last year—’07 year that we think they’ll achieve in this year and really not dissimilar from the land.

Steve Ferazani:	Okay. And then how much would we look for fluctuations? For instance, if we expect a stronger ’09, can that business grow as fast as, say the land drilling day rates can grow? Or how can we look at this differently in an up or a down market?

Stacy Locke:	I think that—what they typically do—or historically—you know, the land business, there is nothing better than the land business when times are great, like we had in ’06, but they can fall off pretty rapidly, like we saw in late ’01 going into ’02. The Production Service business lines, they will definitely improve if—you just have to look back into ’07 and divide the year in half to see how much more favorable the first half of that year—they were pretty much running, I know on the workover side, you know, over 95% utilization. And in the second half of the year it was quite a bit softer, but those businesses definitely improve with improving cycles, maybe not to the magnitude of the land business, but by the same token, when the land business, you know, falls off into the ditch, they decline less severely as well. So we see—one of the strategies we’ve had is to gain a little greater stability and visibility in the earnings streams through this diversification.

Steve Ferazani:	How are you with the—in terms of the geographical setup of the different divisions? Any chance you’re going to be moving some rigs around, take more advantage of growth in certain areas or anything you can add there?

Stacy Locke:	Well, we’re not anticipating moving really anything around to speak of. You know, as we reviewed in our last conference call, the geographic overlay of the WEDGE operations to Pioneer’s is just a—almost a lay-down. They’re heavy in Texas, Oklahoma; they’re a little more in Kansas than we are; they actually have division offices in Kansas where we just operate from Woodward, Oklahoma into Kansas. They’re up in the North Dakota area, and they’re also in the Utah area. So we’re geographically in the same areas for the most part, and we will focus on trying to cross-sell the services of the new Production Service division with the Land Drilling Services.

Steve Ferazani:	Great. Thanks, Stacy.

Stacy Locke:	Thank you.

Operator:	Our next question is from the line of Mike Mazar, BMO Capital Markets. Please go ahead.

Mike Mazar:	Hey. Good afternoon, guys.

Stacy Locke:	Good afternoon.

Mike Mazar:	So the six trucks that Competition currently has, are those open-hole trucks?

Stacy Locke:	No, those are all cased-hole trucks.

Mike Mazar:	Okay. Can you talk a little bit about this—the tool that you referred to, the pulsed- neutron tool?

Stacy Locke:	Right. The pulsed-neutron tool is—it’s not dissimilar from the old gamma-ray-neutron tools that have been used for years. It’s just a newer and improved type of tool that allows for deeper reading into the formation and more direct reading into the formation, and it doesn’t require drilling fluids to be in the hole. You can actually do it in air or a gas.

Mike Mazar:	Okay.

Stacy Locke:	So it’s just a good tool and good instrumentation.

Mike Mazar:	Okay. One of the reasons I ask is, we have a whole bunch of excess wireline units up here in Canada and several companies have talked about moving equipment down there. I’m just kind of wondering if you’ve seen any of that and, if so, kind of what the plan is to kind of, you know, adjust for that additional competition? Or, you know, is it a technological advantage that you kind of hope to have or—

Stacy Locke:	Right.

Mike Mazar:	What the thoughts are?

Stacy Locke:	Yes, I think it’s a combination of a market share advantage and a technological advantage there. This fellow that we purchased the company from has been operating in that region for many, many years; he’s had good, stable employees and an excellent customer relation. The nice thing also is they don’t compete against our operation there across the border. You know, we’re—we have a good base of operation in North Dakota and these are very different types of businesses. The North Dakota is deeper in the Bakken Shale play and this is—and that’s oil and this is shallow gas. So anyway, I feel like we’ve got a very strong market position there with this acquisition.

Mike Mazar:	Okay. And just finally, Joyce, I’m not sure if I missed it earlier, how much goodwill is associated with the two acquisitions?

Joyce Schuldt:	I don’t—I need to actually look that up, but it, you know, I need to actually look that up.

Mike Mazar:	Okay. That’s great. That’s all I had, thanks.

Stacy Locke:	We’ll address that answer here if we come up with it before the call’s over.

Mike Mazar:	Sure.

Operator:	Ladies and gentlemen, if there are additional questions, please press star, one at this time. If you are using speaker equipment, please make sure to lift your handset before making your selection.

Our next question comes from the line of Jud Bailey, Jefferies and Company. Please go ahead.

Jud Bailey:	Thank you. Good afternoon.

Stacy Locke:	Hello, Jud.

Jud Bailey:	Hey, Stacy, can you give us a broad breakout of the margins between the three businesses, just for modeling purposes, just a rough estimate? Gross margin.

Stacy Locke:	Not really. We really aren’t going to—you know we’re going to offer it up on a consolidated basis as we go forward.

Jud Bailey:	Okay.

Stacy Locke:	You know, for business sizes, I think I mentioned to you, you know, the fishing and rentals from a—kind of a revenue standpoint is this much smaller piece; it’s roughly—in fact, I didn’t even bring that number, but I want to say it was 8 or 9% of revenues and then the others are divided up fairly equally between wireline and workover.

Jud Bailey:	Okay, so no real difference then, okay.

Stacy Locke:	They’re roughly the same size.

Jud Bailey:	Okay. And then on the expansion of the workover business, I believe you said you had 13 more to be delivered this year? Was that correct?

Stacy Locke:	Right. When we announced a month ago, we were talking about 60 rigs; we substantially paid for two additional rigs that will be operational by the end of the month, and then there’ll be another 13 rigs coming for the remainder of the year. In total, 11 of the 15—when you add the two that I just mentioned—the—above 60—you know, the 15 rigs to get you from 60 to 75, two of those will be here in March; nine others have already been ordered, and then we will probably place an order for the remaining four, you know, in the next month or so.

Jud Bailey:	Okay. And can you—on the—also on the workover business, can you give us a broad range on the pricing you’re seeing for those workover units now per hour?

Stacy Locke:	It’s still pretty close to $600 roughly an hour. Now, you remember, Jud, these are not, you know, typical units; these are bigger 550 horsepower units, packaged with pumps, B.O.P.s, mud tanks, so they’re more for deeper drilling, higher pressure-type applications. So that’s why that hourly rate is so much higher.

Jud Bailey:	Okay. Just wanted to make sure. Thank you.

Operator:	Our next question comes from the line of Bill Dezellem, Tieton Capital Management. Please go ahead.

Bill Dezellem:	Thank you. Would you please discuss the relationship with WEDGE and given the history of Pioneer Drilling and what, if any, implications that had as part of this process coming to closing? And then I have an unrelated question, please.

Stacy Locke:	Okay. Well WEDGE—you know, back in—gosh, going back to about 2000 or maybe even ’99, the WEDGE Group funded some of our early growth, and at that time WEDGE was run by a fellow named Bill White, who is now the Mayor of Houston. And Bill—in all they did probably five financings; I think two private placements of equity and three convertible preferred pieces. And then as we started doing things more publicly in terms of doing a—I think we did a pipe transaction and then two stock offerings—they used those opportunities to exit from the investment. And so by the end of our second offering, which was in ’05, the vast majority of their previous investments had been exited, so at the time, they probably haven’t been a shareholder for several years in the Company, and when Bill White became Mayor of Houston, they hired Mike Little, who was our Chairman and CEO, to come over to WEDGE.

And what essentially happened was Mike kind of took the strategy that Pioneer was taking on the land drilling side, which was moving more towards the higher end of the fleet, the more modern fleet, the fit for purpose, fast-moving, quick rig-up, new style rigs. You know, he started the thought process of how would this work on the workover business. And so, he basically adopted the strategy that Pioneer had over there at WEDGE and built up the workover side of the business. And anyway, we were two unrelated companies there for a number of years while WEDGE was built up to, you know, basically the company that we bought, and you know, the opportunity came for us to look at the company as an acquisition when Mike Little passed away unexpectedly. And that’s really when an opportunity came up that we started discussions about the potential for us buying them, and it was a long, hard year, and we culminated in this purchase.

Bill Dezellem:	That’s helpful, thank you. And—

Stacy Locke:	You bet.

Bill Dezellem:	I’m sorry for your loss. And an unrelated question, as you look out after this acquisition gets assimilated, what additional services might make sense to be adding, just as you have taken this major leap beyond drilling, are there additional major leaps that you can see? And if so, what could they be, just from a pure philosophical or speculative perspective?

Stacy Locke:	Well, we’ve commented on this in the past, but you know, so we’ll just continue that thought process. But, you know, we see an opportunity obviously to grow the Land Drilling business in the U.S. and these three services on the production service company in the U.S. We also see a great opportunity to continue expanding in Columbia on the land drilling side but also potentially introduce one or all of these services into Columbia as well as other international markets. So we see a great opportunity for this complete service line in our international expansion.

Other areas that we have always liked and we’ve even entertained in prior acquisition attempts have been the barge drilling market and the barge well service areas. Those are two natural fits, and I don’t mean floaters or jack-ups, but I mean close to the continental shore on barges, basically doing exactly what we do on land, just taking it out on the near shore waters. That would be an area that we would be interested in. So right now we’ve got our hands full, and we see a lot of growth opportunity just in the current geographic areas that we’re in for growth over the next year or two, but those are longer term areas that we will be exploring.

Bill Dezellem:	And longer term does pressure pumping or coil tubing enter into the equation and where it might make sense for Pioneer? Or are there some structural reasons that that is not a good fit?

Stacy Locke:	The pressure pumping market seems to be pretty crowded. You know, not to say these other areas aren’t crowded, but that hasn’t been one that popped up on the forefront of our radar, although the coil tubing has. We’ve been watching that kind of from afar; we like what we’ve seen, and we like it, not only on the well-service side but on the drilling side, and we’ve become a little more interested in it as the capabilities have increased to where they’re drilling, you know, closer to our fairway of drilling depth ranges. We like the idea of being able to use that coil tubing on, you know, eight to 12, 13,000-foot holes, and so we’ll be watching that as it develops.

Bill Dezellem:	Thank you.

Stacy Locke:	Thank you.

Operator:	Ladies and gentlemen, if there are additional questions, please press star, one at this time. If you are using speaker equipment, please make sure to lift your handset before making your selection. At this time there are no further questions. I will turn the conference back to management for closing remarks.

Stacy Locke:	Great. Well thank you very much for participating on the call. Our—the answer to the goodwill question, we are unable to get our hands around that at this time, but you know, if you want to follow-up in a phone call later on, that’d be fine. And we appreciate your time on this call, and we’ll go back to work. Thank you.

Operator:	Ladies and gentlemen, that does conclude the Pioneer Drilling WEDGE Acquisition conference call. ACT would like to thank you for your participation. Have a pleasant day. You may now disconnect.
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